EXHIBIT 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

In millions, except per share amounts	2006	2005	2004
Earnings from continuing operations	$1,282	$684	$238
Discontinued operations	(232)	416	(273)
Net earnings (loss)	1,050	1,100	(35)
Effect of dilutive securities	13	27	–
Net earnings (loss) - assuming dilution	$1,063	$1,127	$(35)
Average common shares outstanding	476.1	486.0	485.8
Effect of dilutive securities
Restricted performance share plan	3.0	0.8	–
Stock options	0.2	2.9	2.6
Contingently convertible debt	9.4	20.0	–
Average common shares outstanding - assuming dilution	488.7	509.7	488.4
Earnings per common share from continuing operations	$2.69	$1.41	$0.49
Discontinued operations	(0.48)	0.85	(0.56)
Net earnings (loss) per common share	$2.21	$2.26	$(0.07)
Earnings per common share from continuing operations - assuming dilution	$2.65	$1.40	$0.49
Discontinued operations	(0.47)	0.81	(0.56)
Net earnings (loss) per common share - assuming dilution	$2.18	$2.21	$(0.07)

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.